UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
July 16, 2010
Date of Report (Date of earliest event reported)
CARDIAC SCIENCE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51512	94-3300396

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3303 Monte Villa Parkway, Bothell, Washington	98021

(Address of Principal Executive Offices)	(Zip Code)
(425) 402-2000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 8.01 Other Events
Item 9.01. Financial Statements and Exhibits
SIGNATURE
EX-10.1
EX-10.2
EX-10.3
EX-99.1

Item 1.01. Entry into a Material Definitive Agreement.
     On July 16, 2010, Cardiac Science Corporation (the “Company”) entered into the Third Amended and Restated Loan and Security Agreement (the “Loan Agreement”), the Loan and Security Agreement (EX IM Loan Facility) (the “EX IM Agreement”) and the Export-Import Bank of the United States Working Capital Guarantee Program Borrower Agreement (“Borrower Agreement,” and together with the Loan Agreement and the EX-IM Agreement, the “Credit Agreements”) relating to a one-year revolving credit facility with Silicon Valley Bank (“SVB”). The Loan Agreement amends and restates the Second Amended and Restated Loan and Security Agreement dated April 27, 2010 between the Company and SVB. Under the Credit Agreements, the Company may borrow up to the lesser of (i) $15.0 million or (ii) 80% of eligible domestic accounts receivable, as defined in the Loan Agreement, plus the lesser of (I) 35% of eligible domestic inventory as defined in the Loan Agreement or (II) $2,500,000, plus the lesser of (I) $5,000,000 or (II) 90% of eligible export accounts receivable, as defined in the EX IM Agreement, plus the lesser of (I) 2,500,000 or (II) 75% of eligible export inventory, as defined in the EX IM Agreement. Pursuant to the Loan Agreement, the Company granted SVB a first priority perfected security interest in substantially all of its assets to secure its obligation under the Loan Agreement. The Company and its predecessors have maintained a commercial banking relationship with SVB for over 12 years.
     All borrowings under this facility will be classified as current liabilities. Pursuant to the Loan Agreement, outstanding balances under this facility bear interest at a fixed rate based on the Prime Rate, as published in the Wall Street Journal, plus 2.5%. Interest is payable monthly, on the last day of the month, and all obligations are due on the maturity date (July 14, 2011). In addition, the Company will pay to SVB a non-refundable commitment fee of $175,000 and any unused balances under this facility will bear monthly fees equal to 0.25% per annum on the average unused portion of the revolving line.
     The Loan Agreement and the EX IM Agreement contain customary affirmative and negative covenants, including but not limited to, restrictions related to common stock repurchases, liens, investments, capital expenditures, indebtedness, payments of cash dividends and other restricted payments, mergers, acquisitions and other fundamental changes involving the Company or the Company’s assets. Certain of these actions may be taken by the Company with the consent of SVB. In addition, the Company is required to meet certain financial covenants, including minimum liquidity levels and a minimum tangible net worth measure. The Loan Agreement also contains standard acceleration provisions in the event of a default by the Company.
     The foregoing summary of the Credit Agreements is qualified in its entirety by reference to the full text of the Loan Agreement, the EX IM Agreement and the Borrower Agreement attached hereto as Exhibits 10.1. Exhibit 10.2 and 10.3, respectively.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information provided in Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 8.01 Other Events.
     On July 19, 2010, Cardiac Science Corporation (“the Company”) issued a press release announcing it has addressed outstanding issues with the Food and Drug Administration (“FDA”) relating to the corrective AED field action announced on November 13, 2009. Under the updated recall plan, Cardiac Science will replace approximately 24,000 AEDs used by first responders and certain medical facilities in the United States. First responders include police, fire, and ambulance services. Medical facilities include hospitals, medical clinics, dialysis centers and assisted living facilities.
     A copy of the press release has been attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
     10.1 Third Amended and Restated Loan and Security Agreement dated as of July 16, 2010 between Silicon Valley Bank and Cardiac Science Corporation
     10.2 Loan and Security Agreement (EX IM Loan Facility) dated as of July 16, 2010 between Silicon Valley Bank and Cardiac Science Corporation
     10.3 Export-Import Bank of the United States Working Capital Guarantee Program Borrower Agreement dated as of July 16, 2010 entered into by Cardiac Science Corporation in favor of the Export-Import Bank of the United States and Silicon Valley Bank.
     99.1 Press release of Cardiac Science Corporation date July 19, 2010.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CARDIAC SCIENCE CORPORATION
	By:	/s/ Michael K. Matysik
Michael K. Matysik
Senior Vice President, Chief Financial Officer and Secretary
Dated: July 21, 2010